                                                                  Exhibit 23.13


                         INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-32158 of CMGI, Inc. of our report dated
October 18, 1999, accompanying the consolidated financial statements of Flycast Communications Corporation and subsidiary as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998, included in the Current Report on Form 8-K of CMGI, Inc. dated December 17, 1999. We also consent to the reference to us under the heading "Experts" in the proxy statement/prospectus, which is a part of this Registration Statement.

/s/ Deloitte & Touche LLP

San Jose, California
March 23, 2000